FOR IMMEDIATE RELEASE:

INVISA EXPANDS RELATIONSHIP WITH G.M. CAPITAL PARTNERS
-- G.M. Capital Named Exclusive Placement Agent and Financial Consultant--

Sarasota, FL, September 15, 2003 Invisa, Inc. (OTC BB: INSA), an electronic security and safety company focused on commercializing patented, presence-sensing technology, announced today that the Company has expanded its existing relationship with G.M. Capital Partners, Ltd., a financial specialist for emerging-growth companies. In its extended role, G.M. Capital has been named as Invisa s exclusive placement agent and financial consultant.

Invisa President Steve Michael stated, We have worked closely with G.M. Capital over the past several years. G.M. Capital was instrumental in raising in excess of $8 million for us, which helped us make significant inroads in developing our patented technology InvisaShield Moving forward, G.M. Capital will act as our exclusive placement agent and will be responsible for raising additional capital for the Company. We choose
 G.M. Capital for their unique understanding of our vision and business. Future funds raised through this relationship would be used to help ramp up commercial sales and additional product development.
 In addition, we are confident that G.M. Capital will continue to provide expert financial advice to our Company.

G.M. Capital Partners Managing Director J.A. Michie, stated, Invisa is dedicated to changing the performance paradigm in the security and life safety markets through their technology leadership and product innovation. We think worldwide demand for the types of products Invisa services are on the rise.

Michie added, Invisa has the solid fundamentals to significantly grow their business and their story continues to be compelling investment opportunity. We look forward to working in an extended capacity in helping the Company achieve continued growth.

About G.M. Capital Partners, Ltd.
G.M. Capital is a financial specialist for emerging-growth
 companies. G.M. Capital offers its client companies a range of fund raising and M and A consulting services. The Company rovides expertise in identifying and offering dynamic investment opportunities for a sophisticated investor s portfolio. With offices in North America, Switzerland, and Singapore, G.M. Capital s effective corporate structure has the ability to understand investors' needs and make these special opportunities successful. For more information, visit www.gmcapital.com.
About Invisa
Invisa is commercializing the patented InvisaShield technology, which was developed through a commitment of millions of dollars and a decade of research and development. InvisaShield represents a new generation of presence sensing technology offering the potential to significantly impact the multi-billion dollar life safety and security industries, which currently rely upon older technologies.
For many applications, InvisaShield has provided novel presence sensing solutions, as well as operational advantages such as increased design and application flexibility, larger and more dependable sensing zones, greater effectiveness and reduced maintenance and down-time. The company initially introduced products for safety applications in the powered closure industry and is currently further expanding into the household, industrial, commercial and governmental security markets.
An investment profile on Invisa may be found at
 www.hawkassociates.com/invisa/profile.htm www.otcfn.com/insa.
For Product and Technology Information:  Invisa, Inc
(800) 863-9361 www.invisa.com - Corporate Headquarters - Invisa, Inc.
 4400 Independence Court, Sarasota, Florida 34234, 941-355-9361
Fax 941- 355-9373.
For Investor Relations Information:
 Gary Geraci, OTC Financial Network, 781-444-6100 ext. 629
Email: garyg@otcfn.com.
 International Investor Relations Information:
J.A. Michie - G.M. Capital Partners +41-1- 226-5000.
Email: jamichie@gmcapital.com.
This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as anticipates, believes, estimates, expects, plans, intends, potential and similar expressions. These statements reflect the company s current beliefs and are based upon currently available information.
 Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the company s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements.